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Exhibit 21

SUBSIDIARIES OF INFOSONICS CORPORATION

1.
InfoSonics de Mexico, S.A., a Mexico corporation

2.
InfoSonics Mexico, Inc., a California corporation

3.
Axcess Mobile, LLC, a California limited liability company

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  Exhibit 21